UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2012

AMERICAN FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-13653	31-1544320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Fourth Street, Cincinnati, OH	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 579-2121

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 15, 2012, the Board of Directors of American Financial Group, Inc. (the “Company”) adopted an amendment to the Code of Regulations of the Company (as amended, the “Code of Regulations”) to implement majority voting in uncontested elections of directors.  The Code of Regulations was effective immediately upon its adoption.

Specifically, Article II, Section 2.4 of the Code of Regulations now provides that each director in an uncontested election shall be elected by the vote of a majority of votes cast at any meeting for the election of directors at which a quorum is present.  Director nominees in contested elections will continue to be elected by the vote of a plurality of the votes cast.  Votes cast includes direction to withhold authority in each case and excludes “abstentions” and “broker non-votes” with respect to that director’s election.

The Code of Regulations includes a director resignation procedure consistent with the majority vote standard.  If an incumbent director is not elected at such meeting for the election of directors and no successor has been elected at such meeting, the director must tender his or her resignation to the Company’s Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.  The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.  The director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s or Board of Director’s decision.

Item 9.01  Financial Statements and Exhibits

       (d)  Exhibits.

          3    Code of Regulations, as amended through August 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN FINANCIAL GROUP, INC.

Date: August 16, 2012	By:	/s/ Karl J. Grafe
Karl J. Grafe
Vice President